FORTEM RESOURCES INC. ANNOUNCES SUBMISSION OF ITS APPLICATION TO LIST ON NASDAQ

December 12, 2018 / Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company” or “Fortem”) is pleased to announce that the Company has submitted its application to list its common shares on the NASDAQ Capital Market (“NASDAQ”).  By up-listing to the NASDAQ, the Company believes it will gain new exposure and access to a larger base of retail and institutional investors in both the US and internationally.  The Company also believes that the up-listing will provide a venue to unlock the full value of its natural resource and energy projects.  Management feels strongly that the up-listing will bring significant value to the Company.

The listing of the Company’s common shares on NASDAQ remains subject to the approval of NASDAQ and the satisfaction of all applicable listing and regulatory requirements.  The Company’s common shares will continue to trade on the TSX Venture Exchange under symbol FTM and on the OTCQB under the symbol FTMR until NASDAQ approval and up-listing.

About Fortem

Fortem is an oil and gas corporation, which holds properties in Alberta and Utah.  The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States.  The Company is seeking North American and International expansion through an acquisition strategy.
For further information about Fortem, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912
Email: info@fortemresources.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

This news release contains “forward-looking statements.”  Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements include, among other things, the following: that the up-listing to the NASDAQ will unlock the full value of its natural resource and energy projects and that the listing of the Company’s common shares on the NASDAQ will bring significant value to the Company.

Actual results could differ from those projected in any forward-looking statements due to numerous factors.  Such factors include, among others, changes in governmental regulations regarding the Company’s natural resource and energy projects; increase market competitiveness in the natural resources and energy sectors; the Company’s ability to raise the additional capital to continue to pursue its current and future business objectives; and the fact that the NASDAQ may not approve the Company’s application for listing or that the Company may not meet some or all of the initial listing requirements or the continued listing requirements.  These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable laws, including the securities laws of the United States and Canada.  Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.  Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.